EXHIBIT 99.1

XILINX BOARD UPDATES CORPORATE GOVERNANCE PRINCIPLES

SAN JOSE, CA, MAY 15, 2006 — Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors (the Board) enhanced its Significant Corporate Governance Principles by adopting the following policies:

Stock ownership requirements. The Board has established stock ownership guidelines for Directors, the CEO and other executive officers. For existing directors, the CEO and executive officers, the ownership requirements must be attained by June 1, 2011. New directors and executive officers will be required to meet the stock ownership requirements by the fifth anniversary of the first stock grant received.

Director’s change in occupation or association. When a Director’s principal occupation or business association changes substantially during his or her tenure as Director, that Director shall tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

Board service limits. The Board has set a limitation on the number of public boards on which a Director may serve to three for any chief executive officer and four for all other directors.

Director Education. The Company offers internal and external course selections for new-director orientation as well as continuing education. On a rotating basis, directors will regularly attend director education programs, including ISS-accredited courses, and report back to the entire Board on key learnings.

The Significant Corporate Governance Principles also references the Company’s adoption of the majority vote standard in uncontested elections, which change was effected by amending the Company’s bylaws. Amendments to the Company’s bylaws were filed on Form 8-K on May 9, 2006.

For a complete list of the Company’s Significant Corporate Governance Principles, please visit the investor relations website at www.investor.xilinx.com.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.